ROSEHILL RESOURCES INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS
RECENT PRODUCTION INCREASES TO OVER 15,000 NET BOE PER DAY

HOUSTON, April 17, 2018 /Globe Newswire/ -- Rosehill Resources Inc. (“Rosehill” or the “Company”) (NASDAQ: ROSE, ROSEW, ROSEU) today reported operational and financial results for the fourth quarter and full year 2017 and 2018 key items.

Fourth Quarter and Full Year 2017 Highlights:

•
Reported a net loss attributable to Rosehill of $5.3 million, or $0.87 per diluted share, for the three months ended December 31, 2017 and of $8.5 million, or a loss of $1.43 per diluted share for the full year of 2017

•	Delivered adjusted EBITDAX of $18.8 million for the fourth quarter of 2017 and of $46.8 million for the full year of 2017

•	Increased proved reserves to 31.1 million BOE (“MMBOE”), as determined under SEC guidelines, with a standardized measure of $350 million and a PV-10 of $368 million at year-end 2017

•
Acquired 6,505 acres in northwest Pecos County in the White Wolf acquisition, establishing a second core operating area in the Delaware Basin, more than doubling our acreage and drilling inventory in two related transactions in December 2017

•	Sold non-core Barnett Shale assets in November 2017 to become a pure play Delaware Basin company

•	Spud 10 operated horizontal wells and completed 12 wells in the fourth quarter of 2017, with 5 total drilled and uncompleted (“DUC”) wells at December 31, 2017

2018 Key Items:

•
Increased production average for the month of March to a record high of over 15,000 net barrels of oil equivalent (“BOE”) per day (72% oil and 86% total liquids), an increase of over 100% over the average for the fourth quarter 2017 of 7,352 BOE per day

•	Successfully syndicated a new revolving credit facility, increasing the borrowing base 100% to $150 million with a $500 million total capacity

•	Continued operational improvements have reduced drill times (spud to total depth) to under 15 days in Loving County, from over 30 days a year ago

•	Spud the first well in the southern Delaware basin on April 11, 2018, surveying, staking and permitting activities are ongoing

J.A. (Alan) Townsend, Rosehill’s President and Chief Executive Officer, commented, “2017 was a remarkable and exciting year for Rosehill Resources. Since our formation in April 2017, we have added significant value through the drill bit and with the White Wolf acquisition, which more than doubled our acreage position and location count in the Delaware Basin. Our production grew significantly in 2017, from just over 5,000 BOE per day (“BOEPD”) in late April 2017, to over 10,000 BOEPD in late December 2017. We more than doubled our proved reserves to 31.1 MMBOE and our PV-10 valuation more than quadrupled to $368 million. We continue to execute on our strategy and deliver excellent results. I am very confident that we have the right operational and management teams in place to grow and maximize the value of our assets.”

Townsend continued, “We have achieved a number of our milestones already in 2018. We continue to deliver strong production growth, achieving a new all-time high net production rate in March of over 15,000 BOEPD. We entered into a new, syndicated credit facility that doubled our borrowing base to $150 million giving us additional liquidity to continue to execute on our capital program and expand our production and reserve growth. We have begun the process of developing our White Wolf acreage through surveying, staking and permitting activities and have spud our first well in April. We are well positioned to drive shareholder value and make 2018 a tremendous year for Rosehill.”

Operational Update

In the fourth quarter of 2017, the Company’s net daily production averaged 7,352 net BOE per day, which was comprised of 5,188 barrels of oil per day, 1,040 barrels of natural gas liquids (“NGLs”) per day and 6.7 million cubic feet of gas (“MMCF”) per day an increase of 39% compared to the third quarter of 2017 average. Rosehill operated two rigs, drilled 9 gross horizontal wells, completed 12 wells in the fourth quarter and had 5 drilled uncompleted wells (“DUCs”) in inventory at the end of 2017, which was 5 fewer than forecast. Rosehill averaged 13 days from spud to total depth in the upper Wolfcamp A and 14 days in the lower Wolfcamp A in the fourth quarter. The Company continues to experience strong improvement in drilling efficiency that has reduced spud to total depth in Loving County from over 30 days at year end 2016 to under 15 days across all zones.

For the full year 2017, the Company’s net daily production averaged 5,838 net BOE per day, which was comprised of 3,483 barrels of oil per day, 1,118 barrels of NGLs per day and 7.4 MMCF of gas per day, an increase of 56% compared to full year 2016 average. Rosehill spud 28 gross horizontal wells and completed 22 wells in 2017.

Rosehill continues to demonstrate and expect strong production growth in 2018 and beyond. In January 2018, despite severe cold weather, simultaneous operations downtime from Rosehill and offset operator activities, the Company’s net daily production averaged under 9,000 BOEPD. As new wells continued to clean up from initial flowback and downtime decreased, the Company’s average net daily production for February improved to almost 11,000 net BOEPD. March saw an even more pronounced increase in production, with total Company production averaging over 15,000 net BOEPD (72% oil).

In early 2018, the Company began flowback on a three well pad on the Weber lease in Loving County, with wells producing from the Wolfcamp and Bone Spring formations. The pad has not experienced facility constraints or other operational limiting factors. These wells have performed above the Company’s type curve expectations for their formations, with combined peak IP 30 rates of approximately 4,300 gross barrels of oil per day or 296 barrels of oil per thousand lateral foot.

Financial Results

For the fourth quarter of 2017, the Company reported a net loss attributable to Rosehill of $5.3 million, or $0.87 per diluted share, as compared to a net loss of $7.1 million, or $1.21 per diluted share, in the fourth quarter of 2016. The fourth quarter 2017 included an $18.1 million non-cash, pre-tax loss on commodity derivative instruments and a $5.0 million pre-tax gain on sale of assets.

For the year ended December 31, 2017, the Company reported a net loss attributable to Rosehill of $8.5 million, or $1.43 per diluted share, as compared to a net loss of $15.2 million, or $2.59 per diluted share, in the same period in 2016. The full year 2017 included a $16.6 million non-cash, pre-tax loss on commodity derivative instruments and a $5.0 million pre-tax gain on sale of assets.

Adjusted EBITDAX (a non-GAAP measure defined and reconciled below) totaled $18.8 million for the fourth quarter of 2017, as compared to $5.1 million in the same period in 2016. Adjusted EBITDAX for the year ended December 31, 2017 was $46.8 million, up from $18.9 million for the same period in 2016.

For the fourth quarter of 2017, average realized prices (all prices excluding the effects of derivatives) were $52.66 per barrel of oil, $2.54 per Mcf of natural gas and $21.58 per barrel of NGLs, resulting in a total equivalent price of $42.54 per BOE, up 35% from the same period in 2016.
Rosehill’s cash operating costs for the fourth quarter of 2017 were $14.58 per BOE, which includes lease operating expenses (“LOE”), gathering and transportation, production taxes and general and administrative expenses (“G&A”) and excludes costs associated with the reverse recapitalization and stock-based compensations.

During 2017 and the fourth quarter of 2017, Rosehill incurred capital costs, excluding asset retirement costs and leasing and acquisition costs, of $222 million and $111 million, respectively. The increase in total 2017 capital over the Company’s plan was driven primarily by faster drill times, completing 5 more wells in 2017 than forecast, drilling and completion costs on wells in progress and facilities coming online earlier than anticipated to meet the increase in operational efficiencies.

Capital Structure and Liquidity

As of December 31, 2017, Rosehill had $21 million in cash on hand, and $93 million in long-term debt, net, $81 million in Series A convertible preferred stock and $141 million in Series B redeemable preferred stock. As of December 31, 2017, total liquidity was approximately $146 million which included cash on hand, $75 million of availability under the revolving credit facility (see update below) and the Company’s ability to issue an additional $50 million shares of Series B preferred stock.

Credit Facility Update

In March 2018, the Company entered into a new $500 million revolving credit facility maturing in 2022, with an initial borrowing base of $150 million. The borrowing base will be redetermined semi-annually, with lenders and Rosehill each having the right to one interim redetermination between any two consecutive scheduled redeterminations. The first scheduled redetermination date is August 1, 2018. The facility was provided by a syndicate of five financial institutions led by JPMorgan Chase Bank, N.A.

Reserves Update

Rosehill’s proved reserves increased 135% from year-end 2016 to 31.1 MMBOE at December 31, 2017, consisting of 59% oil, 20% NGLs and 21% natural gas. The Company’s probable and possible reserves at December 31, 2017 were 3.1 MMBOE and 71.6 MMBOE, respectively.

The PV-10 value of proved reserves at SEC pricing of $51.34 per barrel of oil, $31.82 per barrel of NGLs and $2.98 per thousand cubic feet of natural gas increased 353% from December 31, 2016 to $368 million (a non-GAAP measure defined and reconciled below). With the divestiture of its Barnett Shale assets in 2017, all of Rosehill’s reserves are now located in the Delaware Basin. The 2017 reserve estimates do not include any reserves attributable to the net acreage purchased in the White Wolf acquisition that the Company closed in December 2017.

White Wolf Acquisition and Development Plans

On December 8, 2017, Rosehill acquired 4,565 net acres and other associated assets and interests in the Southern Delaware Basin for approximately $78 million. On December 21, 2017, the Company acquired an additional 1,940 net acres, certain mineral and royalty interests, two producing wells, and other associated assets in the Southern Delaware Basin for $39 million from the same sellers. On March 8, 2018 the 90-day period for acquiring additional acreage under the White Wolf purchase agreement expired. Rosehill did not acquire any additional acreage in the White Wolf area in 2018 and its total acreage position in this area stands at 6,505 net acres (11,150 total net acres in both of Rosehill’s core areas in the Delaware Basin).

This acquisition increased the Company’s total gross horizontal drilling locations to over 470, with opportunities in multiple Wolfcamp A, Wolfcamp B and Bone Spring horizons and additional upside potential from deeper Wolfcamp and shallower Bone Springs horizons. The Southern Delaware acreage has a high average working interest of 86% with all acreage held by production or by lease term through at least 2020. The high working interest and contiguous acreage position affords Rosehill a high degree of operational control and enables 7,500 to 10,000-foot laterals to be drilled on a portion of the acreage, which can significantly improve well economics.

The Company is surveying, staking and permitting the first four Southern Delaware well locations and spud the first well on April 11, 2018, with early well results expected this summer. The Company plans to obtain cores and perform extensive data gathering on the first four wells to best determine the optimal development of the new White Wolf acreage. Initial drilling at White Wolf will provide a technical framework for full-scale development and will also help anchor the new 3D seismic survey expected to be acquired in the second quarter of 2018. All four initial wells will core the Bone Spring, Wolfcamp A and down through the Wolfcamp B, which has proven to be a very prolific reservoir in the White Wolf area.

The Company has been planning and building out the infrastructure as well as negotiating and securing marketing contracts for future production in the White Wolf area. Rosehill has secured a gas market for its production and is analyzing various oil marketing options. Rosehill expects to drill 16 to 22 new wells in the White Wolf area in 2018 and complete 12 to 16 of those wells. While the majority of these wells will have lateral lengths of approximately 5,000 feet, the Company is projecting four to eight extended lateral wells greater than 7,000 feet in 2018.

Sale of Barnett Assets

On November 2, 2017, the Company announced the closing of the sale of its remaining Barnett Shale assets for approximately $7 million, subject to customary purchase price adjustments. The assets were producing approximately 675 net BOEPD, with 54% gas and 45% natural gas liquids. The sale proceeds were used for general corporate purposes. Following this sale, Rosehill became a pure play Delaware Basin company.

Commodity Hedging

As of December 31, 2017, the Company had the following outstanding derivative contracts:

	2018	2019	2020	2021	2022
Commodity derivative swaps
Oil:
Notional volume (Bbls)	2,350,000	1,704,000	960,000	360,000	250,000
Weighted average fixed price ($/Bbl)	$54.28	$52.85	$51.37	$50.69	$50.21
Natural Gas:
Notional volume (MMBtu)	4,040,000	2,160,000	1,500,000	1,200,000	1,000,000
Weighted average fixed price ($/MMbtu)	$3.10	$2.89	$2.84	$2.86	$2.86

After December 31, 2017 and through April 6, 2018, the Company entered into the following commodity derivative instruments:

		2018	2019	2020	2021	2022
Commodity derivative swaps
Oil:
Notional volume (Bbls)		360,000	960,000	—	—	50,000
Weighted average fixed price ($/Bbl)		$62.05	$55.19	$—	$—	$50.89
Natural Gas:
Notional volume (MMBtu)		—	60,000	—	—	200,000
Weighted average fixed price ($/Mbtu)		$—	$2.65	$—	$—	$2.93

Commodity derivative two-way collars
Oil:
Notional volume (Bbls)		210,000	420,000	—	—	—
Weighted average ceiling price ($/Bbl)		58.25	60.03	—	—	—
Weighted average floor price ($/Bbl)		55.00	53.14	—	—	—

Commodity derivative three-way collars
Oil:
Notional volume (Bbls)	—		240,000
Weighted average ceiling price ($/Bbl)		—	61.75	—	—	—
Weighted average floor price ($/Bbl)		—	52.50	—	—	—
Weighted average sold put option price ($/Bbl)		—	42.50	—	—	—

Annual Report on Form 10-K

Rosehill’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the U.S. Securities and Exchange Commission on April 17, 2018.

Conference Call and Webcast

The Company will hold a conference call to discuss its fourth quarter and full year financial and operating results on Wednesday, April 18, 2018, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties may participate by dialing (866) 601-1105 from the United States or (430) 775-1347 from outside the United States. The conference call I.D number is 3089380. The call will also be available as a live webcast on the “News/Events” tab of the Investors section of the Company’s website, www.rosehillresources.com. The webcast will be available for replay for at least 30 days.

About Rosehill Resources Inc.

Rosehill Resources Inc. is an oil and gas exploration company with producing assets in Texas and New Mexico with its investment activity focused in the Delaware Basin portion of the Permian Basin. The Company’s strategy for growth includes the organic development of its two core acreage areas in the Northern Delaware Basin and the Southern Delaware Basin, as well as focused acquisitions in the Delaware Basin.

Rosehill Resources Inc.
Operational Highlights
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues: (in thousands)
Oil sales	$25,132	$8,370	$61,596	$24,807
Natural gas sales	1,579	1,653	7,171	5,304
NGL sales	2,064	1,419	7,469	4,534
Total revenues	$28,775	$11,442	$76,236	$34,645
Average sales price:
Oil (per Bbl)	$52.69	$45.73	$48.46	$40.52
Natural gas (per Mcf)	2.54	2.83	2.65	2.23
NGLs (per Bbl)	21.50	17.10	18.31	12.68
Total (per Boe)	$42.57	$31.43	$35.77	$25.35
Total, including effects of gain (loss) on settled commodity derivatives, net (per Boe)	$42.66	$30.26	$35.85	$25.35
Net Production:
Oil (MBbls)	477	183	1,271	612
Natural gas (MMcf)	621	585	2,709	2,381
NGLs (MBbls)	96	83	408	358
Total (MBoe)	676	364	2,131	1,367
Average daily net production volume:
Oil (Bbls/d)	5,188	1,989	3,483	1,673
Natural gas (Mcf/d)	6,747	6,358	7,423	6,506
NGLs (Bbls/d)	1,039	902	1,118	977
Total (Boe/d)	7,352	3,957	5,838	3,734
Average costs (per BOE):
Lease operating expense	$6.51	$3.24	$5.11	$3.51
Production taxes	2.01	1.35	1.66	1.13
Gathering and transportation	0.96	1.90	1.40	1.75
Depreciation, depletion and amortization	14.71	23.19	16.94	18.27
Impairment of oil and natural gas properties	1.57	—	0.50	—
Exploration costs	0.80	0.82	0.82	0.58
General and administrative expense, excluding stock-based compensation	5.10	7.38	5.72	4.51
Stock based compensation	1.84	—	0.58	—
Transaction expenses	—	7.79	1.23	2.07
(Gain) loss on sale of property and equipment	(7.37)	(0.13)	(2.34)	(0.04)
Total (per Boe)	$26.12	$45.51	$31.62	$31.78

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Revenues:
Oil sales	$25,132	$8,370	$61,596	$24,807
Natural gas sales	1,579	1,653	7,171	5,304
Natural gas liquids sales	2,064	1,419	7,469	4,534
Total revenues	28,775	11,442	76,236	34,645
Operating expenses:
Lease operating expense	4,402	1,179	10,881	4,800
Production taxes	1,361	490	3,535	1,541
Gathering and transportation	647	690	2,976	2,398
Depreciation, depletion, amortization and accretion	9,941	8,440	36,091	24,965
Impairment of oil and natural gas properties	1,061	—	1,061	—
Exploration costs	539	298	1,747	794
General and administrative, excluding stock-based compensation	3,445	2,686	12,183	6,166
Stock based compensation	1,245	—	1,245	—
Transaction costs	—	2,834	2,618	2,834
Gain (loss) on sale of property and equipment	(4,984)	(50)	(4,995)	(50)
Total operating expenses	17,657	16,567	67,342	43,448
Operating income (loss)	11,118	(5,125)	8,894	(8,803)
Other income (expense):
Interest expense, net	(1,258)	434	(2,532)	(1,822)
Gain (loss) on commodity derivatives, net	(18,087)	(2,037)	(16,336)	(4,169)
Other income (expense), net	(179)	(270)	(284)	(247)
Total other income (expense)	(19,524)	(1,873)	(19,152)	(6,238)
Loss before income taxes	(8,406)	(6,998)	(10,258)	(15,041)
Income tax expense (benefit)	2,340	55	1,690	148
Net income (loss)	(10,746)	(7,053)	(11,948)	(15,189)
Net income (loss) attributable to noncontrolling interest	(10,802)	—	(18,811)	—
Net income (loss) attributable to Rosehill Resources Inc. before preferred stock dividends	56	(7,053)	6,863	(15,189)
Series A Preferred stock dividends and deemed dividends	2,922	—	12,936	—
Series B Preferred stock dividends, deemed dividends and return	2,447	—	2,447	—
Net income (loss) attributable to Rosehill Resources Inc. common stockholders	$(5,313)	$(7,053)	$(8,520)	$(15,189)
Earnings (loss) per common share:
Basic and diluted	$(0.87)	$(1.20)	$(1.43)	$(2.59)
Weighted average common shares outstanding:
Basic and diluted	6,123	5,857	5,945	5,857

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,677	$8,434
Restricted cash	4,005	—
Accounts receivable	1,527	1,928
Accounts receivable, related parties	16,022	4,837
Derivative assets	—	247
Prepaid and other current assets	1,312	897
Total current assets	43,543	16,343
Property and equipment:
Oil and natural gas properties (successful efforts), net	431,332	122,267
Other property and equipment, net	1,283	1,106
Total property and equipment, net	432,615	123,373
Other assets, net	824	110
Total assets	$476,982	$139,826
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY / PARENT NET INVESTMENT
Current liabilities:
Accounts payable	$31,868	$4,658
Accounts payable, related parties	223	612
Derivative liabilities	10,772	1,856
Accrued liabilities and other	15,492	4,654
Accrued capital expenditures	45,045	2,443
Total current liabilities	103,400	14,223
Long-term liabilities:
Long term debt, net	93,199	55,000
Asset retirement obligation, net of current portion	8,522	5,180
Deferred tax liabilities	153	—
Derivative liabilities	8,008	—
Other	168	203
Total long-term liabilities	110,050	60,383
Total liabilities	213,450	74,606
Commitments and contingencies
Mezzanine equity
Series B preferred stock	140,868	—
Stockholders’ equity / parent net investment
Series A preferred stock	80,660
Class A common stock	1	—
Class B common stock	3	—
Additional paid-in capital	29,946	—
Retained earnings	—	—
Total common stockholders’ equity	29,950	—
Noncontrolling interest	12,054	—
Parent net investment	—	65,220
Total stockholders' equity / parent net investment	122,664	65,220
Total liabilities, mezzanine equity and stockholders’ equity / parent net investment	$476,982	$139,826

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(11,948)	$(15,189)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	36,091	24,965
Impairment of oil and gas properties	1,061	—
Deferred income taxes	1,690	—
Stock-based compensation	1,245	—
Gain on sale of oil and natural gas properties	(4,995)	(50)
(Gain) loss on commodity derivative instruments	16,336	4,169
(Gain) loss on interest rate swaps	370	461
Net settlement of commodity derivative instruments	217	(823)
Net cash paid in settlement of interest rate swaps	(143)	(785)
Amortization of debt discount and issuance costs	274	113
Settlement of asset retirement obligations	(840)	(53)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, including related parties	(8,230)	(3,091)
(Increase) decrease in prepaid and other assets	(451)	53
Increase (decrease) in accounts payable and accrued liabilities and other	7,476	1,691
Increase (decrease) in accounts payable, related parties	(394)	—
Net cash provided by operating activities	37,759	11,461
Cash flows from investing activities:
Additions to oil and natural gas properties	(149,832)	(22,004)
Acquisition of White Wolf, net of escrow	(114,843)	—
Acquisition of leasehold interests	(6,500)	—
Additions to other property and equipment	(574)	(263)
Proceeds from sale of other property and equipment	6,252	103
Net cash used in investing activities	(265,497)	(22,164)
Cash flows from financing activities:
Proceeds from revolving credit facility	66,000	10,000
Repayment on revolving credit facility	(121,000)	—
Repayment of long-term debt	—	(20,000)
Proceeds from issuance of Series A preferred stock and warrants, net	95,000	—
Series A Preferred Stock issuance costs	(4,220)	—
Proceeds from issuance of Series B preferred stock, net	150,000	—
Series B Preferred Stock upfront fees and transaction costs	(10,017)	—
Proceeds from Second lien notes, net	97,000	—
Net proceeds from the Transaction	18,688	—
Distribution to noncontrolling interest	(40,487)	—
Contribution (distribution) to parent	(2,267)	1,432
Debt issuance costs	(4,640)	—
Dividends paid on Series A preferred stock	(38)	—
Payment on capital lease obligation	(33)	(29)
Net cash provided by (used in) financing activities	243,986	(8,597)
Net decrease in cash and cash equivalents	16,248	(19,300)
Cash, cash equivalents and restricted cash beginning of period	8,434	27,734
Cash, cash equivalents and restricted cash end of period	$24,682	$8,434

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
(In thousands)
Supplemental cash flow information and noncash activity:

	Twelve Months Ended December 31,
	2017	2016
Supplemental cash flow information:
Cash paid for interest	$1,889	$1,794

Supplemental noncash activity:
Asset retirement obligations incurred	5,766	1,641
Contribution from Parent in exchange for note payable	—	—
Changes in accrued capital expenditures	42,602	(1,434)
Changes in accounts payable for capital expenditures	25,541	—
White Wolf Acquisition escrow deposit	4,005	—
Series A Preferred Stock dividends paid in kind	5,530	—
Series B Preferred Stock dividends paid in kind	626	—
Series B Preferred Stock cash dividends declared but not yet paid	937	—
Series B Preferred Stock return	710	—
Settlement due from Tema	2,381	—

Non-GAAP Measures

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by Rosehill’s management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion, and amortization, accretion and impairment of oil and natural gas properties, (gains) losses on commodity derivatives excluding net cash receipts (payments) on settled commodity derivatives, gains and losses from the sale of assets, transaction costs incurred in connection with the Transaction and other non-cash operating items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles (“U.S. GAAP”).

Management believes Adjusted EBITDAX is useful because it allows for more effective evaluation and comparison of our operating performance and results of operations from period to period without regard to our financing methods or capital structure. Rosehill excludes the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within the industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Rosehill’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
We have provided below a reconciliation of Adjusted EBITDAX to net loss, the most directly comparable GAAP financial measure.

	Three months ended December 31,		Twelve months ended December 31,
(In thousands)	2017	2016	2017	2016
Net income (loss)	$(10,746)	$(7,053)	$(11,948)	$(15,189)
Interest expense, net	1,258	(434)	2,532	1,822
Income tax expense (benefit)	2,340	55	1,690	148
Depreciation, depletion, amortization and accretion	9,941	8,440	36,091	24,965
Impairment of oil and natural gas properties	1,061	—	1,061	—
(Gain) loss on unsettled commodity derivatives, net	18,142	1,213	16,553	3,345
Transaction costs	—	2,834	2,618	2,834
Stock based compensation	1,245	—	1,245	—
Exploration costs	539	298	1,747	794
Gain (loss) on sale of assets	(4,984)	(50)	(4,995)	(50)
Other (income) / expenses, net	10	(203)	172	280
Adjusted EBITDAX	$18,806	$5,100	$46,766	$18,949

PV-10

PV–10 is a non-GAAP financial measures used by management, investors and analysts to estimate the present value, discounted at 10% per annum, of estimated future cash flows of the Company’s estimated proved reserves before income tax and asset retirement obligations. Management believes that PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

Reserve values	Three months ended December 31,
(In thousands)	2017	2016
Standardized measure of discontinued future net cash flows	$350	$80
Discounted future income taxes	18	1
Total proved pre-tax PV-10	$368	$81

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. All statements, other than statements of historical fact included in this communication, regarding our opportunities in the Delaware Basin, our strategy, future operations, financial position, estimated results of operations, future earnings, future capital spending plans, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “guidance,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

You should not place undue reliance on these forward-looking statements. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements in this communication are reasonable, no assurance can be given that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, the Company’s ability to consummate the proposed acquisition, its ability to obtain acquisition financing on desirable terms, if at all, the risk that conditions to closing of the proposed acquisition may not be satisfied or that the closing otherwise does not occur, the diversion of management’s time on acquisition-related matters, the ultimate timing, outcome and results of integrating the acquired assets into its business and its ability to realize the anticipated benefits, commodity price volatility, inflation, lack of availability of drilling and completion equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other  risks and uncertainties discussed under Risk Factors in the Company’s Registration Statement on Form S-3, as amended, filed with the SEC on June 14, 2017, and in other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. These forward-looking statements are based on management's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this communication.  Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

Contact Information:

Alan Townsend	Craig Owen
President and Chief Executive Officer	Chief Financial Officer
281-675-3400	281-675-3400